UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2015

Ecrypt Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado

(State or Other Jurisdiction of Incorporation)

000-1449574	32-0201472
(Commission File Number)	(IRS Employer Identification No.)

2028 E Ben White Blvd, Suite 240-2835, Austin, Texas	78741
(Address of Principal Executive Offices)	(Zip Code)

(866) 204-6703

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2015, the Company's Board of Directors of the Company appointed Hans Holmer to be a member of the Company's Board of Directors to fill a vacancy on the Board.

Mr. Holmer is a retired CIA officer with extensive experience in strategic cyber issues. His experience in nation-state intelligence collection and corporate defense goes back nearly 20 years and his engagement with the interface of humans and technology goes back to 1973. He spent over half of his career overseas and served on every continent except South America. Among other awards, Mr. Holmer has received the CIA Intelligence Star "in recognition of his especially valorous performance of duty."

Within the cyber realm, Mr. Holmer became an expert in conventional computer networks, telephony, Industrial Control Systems, and defensive strategies. He developed the Cyber Security Hierarchy, analogous to the Maslow hierarchy of human needs, which outlines a hierarchy of needs that must be satisfied to achieve cyber security. It postulates that effective cyber security requires adequate resources, integration with the corporate business processes, esteem for cyber security requirements and the agility to respond to threats in order to have adequate impact.

From May of 2013 through the present, Mr. Holmer has worked for Intelligent Decisions, Inc., and before that, he worked for the Central Intelligence Agency. Mr. Holmer is not a director of any other public companies. Mr. Holmer's compensation arrangement with the Company is as follows: the Company granted to Mr. Holmer the right and option to purchase from the Company for a price equal to $0.01 per share up to 750,000 shares of the Company's common stock as a nonqualified stock option.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECRYPT TECHNOLOGIES, INC.

Date: October 22, 2015	By:	/s/ Thomas A. Cellucci
Thomas A. Cellucci
Chief Executive Officer